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                                                                    EXHIBIT 10.7

                                                                  EXECUTION COPY

                        HCI SECURITIES PURCHASE AGREEMENT

         THIS HCI SECURITIES PURCHASE AGREEMENT (the "Agreement") is made as of March 31, 2004 by and among Code Hennessy & Simmons IV LP, a Delaware limited partnership ("CHS"), HCI Acquisition Corp., a Delaware corporation ("HCI"), Ontario Teachers' Pension Plan Board, an Ontario corporation ("OTPPB", or "Teachers"), HarbourVest Partners VI - Direct Fund, L.P., a Delaware limited liability partnership ("HarbourVest"), and each of the other Persons listed on Schedule A attached hereto (CHS, Teachers, HarbourVest and the other Persons listed on Schedule A are referred to sometimes herein individually as "Purchaser" and collectively as the "Purchasers"). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 5 hereof.

         This Agreement contemplates a transaction in which HCI will sell, and the Purchasers will purchase, 5,805.27 shares of Class A Common Stock of HCI at a price of $1,000.00 per share for an aggregate purchase price of $5,805,270.06, 2,787.097 shares of Class C Common Stock of HCI at a price of $1,000.00 per share for an aggregate purchase price of $2,787,096.77, and 82,104.84 shares of Preferred Stock of HCI for a price of $1,000.00 per share for an aggregate purchase price of $82,104,838.64.

         HCI is a party to a certain Agreement and Plan of Merger dated as of February 14, 2004 (the "Merger Agreement") by and among HCI, The Hillman Companies, Inc. ("Hillman") and the Persons set forth on the Stockholder Signature Page attached thereto in their capacities as stockholders and optionholders of Hillman, pursuant to which HCI is merging with and into Hillman.

         Effective upon the consummation of the Merger (as defined in the Merger Agreement) and without any action by HCI, Hillman or the Purchasers, Hillman, as the surviving corporation in the Merger, will assume all of HCI's obligations, and become entitled to all of HCI's rights, under this Agreement. The surviving corporation post-Merger shall be referred to herein as the "Company". In addition, by virtue of the Merger, each share of Common Stock of HCI and each share of Preferred Stock of HCI shall be converted into an equivalent number of shares of Common Stock of the Company and of Preferred Stock of the Company, respectively.

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1.       Authorization and Closing.

         (a) Authorization of the Securities. HCI shall authorize the issuance of and sale to the Purchasers of 5,805.27 shares of Class A Common Stock at a price of $1,000.00 per share, 2,787.097 shares of Class C Common Stock at a price of $1,000.00 per share, and 82,104.84 shares of Preferred Stock at a price of $1,000.00 per share, in each case as allocated among the Purchasers in the manner set forth on Schedule B attached hereto.

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         (b)      Purchase and Sale of the Securities. At the Closing, HCI shall sell to the Purchasers and, on the terms and subject to the conditions set forth herein, the Purchasers shall purchase from HCI, 5,805.27 shares of the Class A Common Stock, 2,787.097 shares of the Class C Common Stock and 82,104.84 shares of the Preferred Stock, in each case in the amounts and at the purchase prices set forth on Schedule B attached hereto.

         (c) The Closing. The closing of the purchases and sales of the Securities (the "Closing") shall take place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois immediately prior to the Effective Time on the date hereof, or at such other place as may be mutually agreeable to HCI and CHS. At the Closing, HCI shall deliver to each Purchaser certificates evidencing the Class A Common Stock to be purchased by such Purchaser, certificates evidencing the Class C Common Stock to be purchased by such Purchaser and certificates evidencing the Preferred Stock to be purchased by such Purchaser, and each Purchaser shall deliver to HCI the purchase price by wire transfer of immediately available funds to a bank account designated by HCI in writing in the amount set forth next to such Purchaser's name on Schedule B attached hereto.

         2. Conditions to the Purchasers' Obligations at Closing. The obligation of each Purchaser to purchase and pay for the Securities is subject to the satisfaction as of the Closing of the following conditions:

         (a) Representations and Warranties; Covenants. The representations and warranties contained in Section 3 hereof shall be true and correct at and as of the date of Closing, except to the extent of changes caused by the transactions expressly contemplated therein, and HCI shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.

         (b) Merger Agreement. All of the conditions to closing in the Merger Agreement shall have been satisfied or shall be satisfied on the date hereof to the satisfaction of the Purchasers or waived pursuant to the Waiver Letter dated March 31, 2004 from HCI to Hillman, including, without limitation, the consummation of the debt financings contemplated by Section 6.1(j) thereof.

         (c) Amendment of HCI Certificate of Incorporation. Prior to the Closing, HCI shall have duly adopted, executed and filed with the Secretary of State of Delaware a Certificate of Amendment to its Certificate of Incorporation in form and substance attached hereto as Exhibit A (the Certificate of Incorporation, as so amended, the "HCI Amended Charter"), authorizing the issuance of the Securities being purchased pursuant to this Agreement, and the HCI Amended Charter shall continue to be in full force and effect as of the Closing and shall not have been further amended or modified.

         (d) HCI Bylaws. HCI shall have duly adopted Amended and Restated Bylaws in form and substance attached hereto as Exhibit B (the "HCI Bylaws"), and the HCI Bylaws shall continue to be in full force and effect as of the Closing and shall not have been further amended or modified.

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         (e)      HCI Stockholders Agreement. HCI shall have entered into the
Stockholders Agreement (the "HCI Stockholders Agreement") in the form attached hereto as Exhibit C, and the HCI Stockholders Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (f) Registration Agreement. HCI shall have entered into a Registration Agreement (the "Registration Agreement") in the form attached hereto as Exhibit D, and the Registration Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (g) Management Agreement. CHS Management IV LP, a Delaware limited partnership ("CHS Management"), shall have entered into a Management Agreement with The Hillman Group, Inc. ("Hillman Group") in the form attached hereto as Exhibit E (the "Management Agreement"), and the Management Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (h) Employment Agreements. As of the date hereof, Hillman Group and Max W. Hillman, Jr., James P. Waters and Richard P. Hillman shall have entered into Employment Agreements in substantially the form attached hereto as Exhibit F (the "Employment Agreements"), and the Employment Agreements shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (i) Executive Securities Agreements. HCI and certain managers of the Company and its Subsidiaries shall have entered into Executive Securities Agreements in substantially the form attached hereto as Exhibit G (the "Executive Securities Agreements"), and the Executive Securities Agreements shall not have been amended or modified and shall be in full force and effect as of the Closing, and each manager shall have purchased the equity securities proposed to be purchased by him thereunder.

         (j) Investment Company Securities Purchase Agreement. As of the date hereof, Hillman Investment Company shall have entered into a Securities Purchase Agreement with the Purchasers in the form attached hereto as Exhibit H, by which preferred stock of Hillman Investment Company shall have been issued to the Purchasers and certain managers of the Company and its Subsidiaries (the "Invesco Securities Purchase Agreement"), and the Invesco Securities Purchase Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (k) Investment Company Stockholders Agreement. As of the date hereof, Hillman Investment Company shall have entered into the Stockholders Agreement with the Purchasers in the form attached hereto as Exhibit I (the "Invesco Stockholders Agreement"), and the Invesco Stockholders Agreement shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (l) Amendment of Invesco Certificate of Incorporation. Prior to the Closing, Hillman Investment Company shall have duly adopted, executed and filed with the Secretary of State of Delaware a Certificate of Amendment to its Certificate of Incorporation in form and substance attached hereto as Exhibit J (the Certificate of Incorporation, as so amended, the

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"Invesco Amended Charter"), authorizing the issuance of the securities being purchased pursuant to the Invesco Securities Purchase Agreement, and the Invesco Amended Charter shall continue to be in full force and effect as of the Closing and shall not have been further amended or modified.

         (m) Side Letter Regarding 30% Voting Restrictions. As of the date hereof, the Company, Teachers and CHS shall have entered into a Side Letter Regarding 30% Voting Restrictions in the form attached hereto as Exhibit K (the "Side Letter Regarding 30% Voting Restrictions"), and the Side Letter Regarding 30% Voting Restrictions shall not have been amended or modified and shall be in full force and effect as of the Closing.

         (n) Side Letter Regarding Fees. As of the date hereof, the Company, Hillman Group, Teabar Capital Corporation ("Teabar") and CHS shall have entered into a Side Letter Regarding Fees in the form attached hereto as Exhibit L (the "Side Letter Regarding Fees"), and the Side Letter Regarding Fees shall not have been amended or modified and shall be in full force and effect as of the Closing. (The Side Letter Regarding 30% Voting Restrictions and the Side Letter Regarding Fees shall be collectively referred to herein as the "Side Letters".)

         (o) Closing Documents. HCI shall have delivered to the Purchasers all of the following documents:

                  (i) an Officer's Certificate, dated as of the date hereof, stating that the conditions specified in Section 2 have been fully satisfied;

                  (ii) certified copies of the resolutions duly adopted by the Board of Directors of HCI authorizing the execution, delivery and performance of this Agreement, the HCI Stockholders Agreement, the Registration Agreement, the Executive Securities Agreements and each of the other agreements contemplated hereby to which it is a party (the "Transaction Documents"), the issuance and sale of the Securities and the consummation of all other transactions contemplated by this Agreement to which it is a party;

                  (iii) certified copies of the resolutions duly adopted by the stockholders of HCI adopting the HCI Amended Charter;

                  (iv) certified copies of the HCI Amended Charter and the HCI Bylaws, each as in effect at the Closing;

                  (v) a certified copy of the Certificate of Merger filed with the Delaware Secretary of State certifying the merger of HCI with and into Hillman;

                  (vi) a copy of the Invesco Amended Charter, as in effect at the Closing; and

                  (vii) a copy of the Invesco By-laws, as in effect at the Closing.

         (p)      Waiver of Closing Conditions. Any condition specified in this
Section 2 may be waived only if such waiver is set forth in a writing executed by the Purchasers.

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         3.       Representations and Warranties of HCI. As a material
inducement to the Purchasers to enter into this Agreement and purchase the Securities, HCI hereby represents and warrants that:

         (a) Organization and Corporate Power. HCI is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. HCI has all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

         (b)      Common Stock and Preferred Stock Outstanding.

                  (i) As of the Closing and immediately thereafter, the authorized capital stock of the Company shall consist of 23,141 shares of Class A Common Stock (of which 6,212.902 shares shall be issued and outstanding), 2,500 shares of Class B Common Stock (of which 1,000.001 shares shall be issued and outstanding and 256.410 shares shall be reserved for issuance upon the exercise of the options granted under the Company's 2004 Stock Option Plan), 23,141 shares of Class C Common Stock (of which 2,787.097 shares shall be issued and outstanding) and 238,889 shares of Preferred Stock (of which 86,000.00 shares shall be issued and outstanding and of which 9,555.556 shares shall be reserved for issuance upon the exercise of the options granted pursuant to the Executive Securities Agreements).

                  (ii) As of the Closing, neither the Company nor any Subsidiary shall have outstanding any other stock or securities convertible or exchangeable for any shares of its capital stock, nor shall it have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, except as set forth herein, in the Invesco Securities Purchase Agreement, the Executive Securities Agreements, the HCI Stockholders Agreement, the Investment Company Stockholders Agreement, the Registration Agreement and the Company's 2004 Stock Option Plan.

                  (iii) There are no statutory or, other than as set forth in this Agreement and the HCI Stockholders Agreement, contractual preemptive rights or rights of refusal with respect to HCI's or the Company's securities or options, warrants or other rights to acquire or cause the issuance of such securities. Assuming the accuracy of the representations in Section 6(d) and in the Executive Securities Agreements, HCI has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its securities. To HCI's knowledge, there are no agreements with respect to the voting or transfer of HCI's securities except for the HCI Stockholders Agreement and the Executive Securities Agreements.

         (c) Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which HCI is a party (including, without limitation, the Merger Agreement) (the "HCI Agreements") have been duly authorized

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by HCI and, to the extent required, its stockholders. Each of the HCI Agreements constitutes a valid and binding obligation of HCI, enforceable in accordance with its terms. The execution and delivery by HCI of the HCI Agreements, the offering, sale and issuance of the Securities hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by HCI, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest charge or encumbrance upon HCI's securities or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court, administrative or governmental body or other Person pursuant to the HCI Agreements, the HCI Amended Charter, the HCI Bylaws or any law, statute, rule or regulation to which HCI is subject, or any agreement, instrument, order, judgment or decree to which HCI is subject.

         (d) Conduct of Business; Liabilities. Other than in connection with the negotiation, execution and delivery of this Agreement, the Transaction Documents, the Senior Credit Agreement, the Merger Agreement (including the financing contemplated thereunder) and the other agreements contemplated hereby and thereby, prior to the Closing, HCI has not (i) conducted any business, (ii) incurred any expenses, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to HCI and whether due or to become due and regardless of when asserted), (iii) owned any assets or
(iv) entered into any contracts or agreements. HCI has not violated any laws or governmental rules or regulations.

         (e) Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon HCI. HCI shall pay, and hold the Purchasers harmless against, any liability, loss or expense (including, without limitation, attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         (f) Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by HCI of this Agreement or the other agreements contemplated hereby, or the consummation by HCI of any other transactions contemplated hereby or thereby.

         (g) Fees. Other than the fees payable by the Company to CHS under the Management Agreement and to Teabar under the Side Letter Regarding Fees and salary, bonus or other compensation payable to employees of the Company or any of its Subsidiaries, or any payment to any employee pursuant to the Executive Securities Agreements, the Employment Agreements or the Company's 2004 Stock Option Plan, there are no other agreements between the Company or its Subsidiaries and any Person requiring the Company or its Subsidiaries to pay fees or other compensation to any holder of capital stock or other equity interests in the Company or its Subsidiaries.

         4.       Covenants.

         (a) Financial Statements and Other Information. Until the consummation of a Public Offering (as defined in the HCI Stockholders Agreement), the Company shall deliver to each

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Purchaser (so long as such Purchaser (together with its Affiliates) holds
Stockholder Shares (as defined in the HCI Stockholders Agreement) and shares of Investment Company Preferred Stock with an aggregate Original Cost (as defined in the HCI Stockholders Agreement) of at least $10,000,000):

                  (i) as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such monthly period, all prepared in accordance with United States generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;

                  (ii) as soon as available but in any event within 30 days after the end of each of the first three quarterly accounting periods in each fiscal year, unaudited consolidating and consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidating and consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period, all prepared in accordance with United States generally accepted accounting principles, consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments;

                  (iii) accompanying the financial statements referred to in Sections 4(a)(i) and 4(a)(ii) above, an Officer's Certificate stating that neither the Company nor any of its Subsidiaries is in default under any of its material agreements or, if any such default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto;

                  (iv) within 90 days after the end of each fiscal year, consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, and consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with United States generally accepted accounting principles, consistently applied, and accompanied by (a) with respect to the consolidated portions of such statements (except with respect to budget data), an opinion of an independent accounting firm of recognized national standing acceptable to CHS, (b) a copy of such accounting firm's annual management letter to the Board of Directors, and (c) an Officer's Certificate from either the chief executive officer or chief financial officer of the Company stating the following: "To the knowledge of the undersigned, the information contained in the financial statements attached to this certificate fairly presents, in all material respects, the financial condition and results of operations of the Company and its Subsidiaries";

                  (v) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations

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         or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

                  (vi) at least 30 days prior to the beginning of each fiscal year, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows), and promptly upon preparation thereof any other significant budgets prepared by the Company and any revisions of such annual or other budgets; and

                  (vii) with reasonable promptness, such other information and financial data concerning the Company and its Subsidiaries as any Person entitled to receive information under this Section 4(a) may reasonably request.

                  Each of the financial statements referred to in Sections 4(a)(i), 4(a)(ii) and 4(a)(iv) shall be true and correct in all material respects as of the dates and for the periods stated therein, subject in the case of the unaudited financial statements to changes resulting from normal year-end audit adjustments (none of which would, alone or in the aggregate, be materially adverse to the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole).

         (b) Restrictions. The Company shall not, without (x) the prior written consent of CHS, provided that CHS and its Affiliates (other than portfolio companies of CHS and of its affiliated funds) hold Stockholder Shares and shares of Investment Company Preferred Stock with an aggregate Original Cost of at least $25,000,000, (y) in the case of Sections 4(b)(i), 4(b)(ii), 4(b)(iii) (other than with respect to issuances and sales by the Company), 4(b)(iv), 4(b)(v), 4(b)(vi), 4(b)(vii), 4(b)(viii), 4(b)(x), 4(b)(xi),
4(b)(xii), 4(b)(xiii) and 4(b)(xv) the prior written consent of Teachers, provided that Teachers and its Affiliates hold Stockholder Shares and shares of Investment Company Preferred Stock with an aggregate Original Cost of at least $25,000,000, and (z) in the case of Section 4(b)(xiv) below, the prior written consent of Teachers, provided that Teachers and its Affiliates hold Stockholder Shares and shares of Investment Company Preferred Stock with an aggregate Original Cost of at least $35,000,000:

                  (i) directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities, or cause any Subsidiary to directly or indirectly declare or pay any dividends or make any distributions upon any of its equity securities, provided that, notwithstanding clause (y) above, the prior written consent of Teachers shall not be required if (A) such dividend or distribution is paid on a pro rata basis to all holders of such equity securities or
         (B) such dividend or distribution by a Subsidiary is paid solely to the Company or one of its Subsidiaries;

                  (ii) directly or indirectly redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities), other than redemptions or repurchases of stock owned by employees of the Company or its Subsidiaries, provided that, notwithstanding clause (y) above, the prior written consent of Teachers shall not be required if such such

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         redemption, purchase or acquisition is on a pro rata basis to all holders of such equity securities;

                  (iii) except as expressly contemplated by this Agreement, the Executive Securities Agreements, the Invesco Securities Purchase Agreement or the Merger Agreement, authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any Subsidiary to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of, (A) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for equity securities, issued in connection with the issuance of equity securities or containing profit participation features) or (B) any equity securities (or any securities convertible into or exchangeable for any equity securities) or rights to acquire any equity securities, other than the issuance of equity securities by a Subsidiary to the Company or another Subsidiary or by the Company pursuant to a Board-approved incentive equity plan for the benefit of the employees of the Company and its Subsidiaries;

                  (iv) make, or permit any Subsidiary to make, any loans or advances to, guarantees for the benefit of, or Investments in, any Person, except for (A) reasonable advances to employees in the ordinary course of business as well as travel advances not prohibited by applicable law, (B) relocation loans to employees not prohibited by applicable law, (C) trade credit extended to customers in the ordinary course of business and (D) Investments having a stated maturity no greater than one year from the date the Company or any Subsidiary makes such Investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $50 million, (3) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc. or (4) money market accounts investing in any of the foregoing or in substantially similar investments, provided that, notwithstanding clause (y) above, the prior written consent of Teachers shall not be required for loans, advances, guarantees or Investments that are not permitted under clauses (A) through (D) of this subsection if the aggregate amount of all such loans, advances, guarantees or Investments is less than $50,000,000;

                  (v) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than a wholly owned Subsidiary), or liquidate, dissolve or effect, or permit any of its Subsidiaries to liquidate, dissolve or effect, a recapitalization or reorganization or similar transaction or any other Sale of the Company (as defined in the HCI Stockholders Agreement) in any form of transaction (including, without limitation, any reorganization into a corporation or a partnership); provided that, notwithstanding clause
         (y) above, the prior written consent of Teachers shall not be required if the Teachers' Targets are satisfied in full;

                  (vi) sell, lease or otherwise dispose of, or permit any Subsidiary to sell, lease or otherwise dispose of, more than 5% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with United States generally accepted accounting principles consistently applied, or fair market value,

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         determined by the Board of Directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business or sales of obsolete assets), provided that, notwithstanding clause (y) above, the prior written consent of Teachers shall not be required if (A) such asset sale, lease or disposition involves, together with all other asset sales, leases or dispositions, consideration of less than $50,000,000 in the aggregate or (B) Teachers' Targets are satisfied in full;

                  (vii) file an initial registration statement with the Securities Exchange Commission with respect to an initial Public Offering ("IPO") if the Teachers' IRR would be less than 10% measured from the date hereof through the estimated date of the effectiveness of the IPO registration statement, based on the stated low end of the price range set forth in such filing or first amendment to such registration statement;

                  (viii) acquire, or permit any Subsidiary to acquire, any interest in any business or Person (whether by a purchase of assets, purchase of securities, merger or otherwise), provided that, notwithstanding clause (y) above, the prior written consent of Teachers shall not be required if all such acquisitions involve consideration of less than $50,000,000 in the aggregate;

                  (ix) enter into, or permit any Subsidiary to enter into, any joint venture with any other Person or Persons;

                  (x) enter into, or permit any Subsidiary to enter into, any agreement, contractual commitment or other transaction (including, without limitation, relating to any of the properties, assets or businesses of the Company or any Subsidiary or the acquisition or disposition of property, rights or assets (including, without limitation, any leasehold estate) of the Company or any Subsidiary) with any of its or any Subsidiary's officers, directors, nominees for election as a director, employees, equityholders or 10% Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person or individual owns a beneficial interest, except for normal employment arrangements and benefit programs with its employees on reasonable terms, the Company's 2004 Stock Option Plan, the Transaction Documents, the Management Agreement, the Side Letters, the Employment Agreements, the Investment Company Securities Purchase Agreement, the Investment Company Stockholders Agreement, the Executive Securities Agreements, the Merger Agreement, the Senior Credit Agreement and the Loan Agreement;

                  (xi) make any amendment to the certificate of incorporation or bylaws of the Company; provided that the prior written consent of Teachers shall not be required in connection with an action that would not otherwise be subject to the prior written consent of Teachers pursuant to any clause (v) of this Section 4(b).

                  (xii) create a non-wholly owned Subsidiary; provided that the prior written consent of Teachers shall not be required in connection with an action that would not otherwise be subject to the prior written consent of Teachers pursuant to clause (v) this Section 4(b).

                  (xiii) create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness other than pursuant to the Senior Credit Agreement and the Loan Agreement, provided that, notwithstanding clause (y) above, the prior written consent of Teachers shall not be required if the outstanding amount of all such Indebtedness incurred after the date hereof is less than $50,000,000 in the aggregate;

                  (xiv)    appoint a chief executive officer of the Company; or

                  (xv) approve an annual operating budget (or modifications thereof) that provides for or could reasonably be expected to result in
         (A) capital expenditures in excess of $17,000,000 in the aggregate, (B) an EBITDA Margin of less than 6%, (C) material changes in strategy or
         (D) introduction of new product lines that could reasonably be expected to result in an adverse change in EBITDA (as defined in the Senior Credit Agreement) of 5% or more. For purposes of this Agreement, an "EBITDA Margin" shall mean EBITDA divided by net sales of the Company on a consolidated basis.

         (c) Affirmative Covenants. Unless the Company obtains the prior written consent of CHS (for so long as the CHS Group (as defined in the HCI Stockholders Agreement) and its Affiliates (other than portfolio companies of
CHS) hold Stockholder Shares and shares of Investment Company Preferred Stock with an aggregate Original Cost of at least $25,000,000), and, with respect to
Section 4(c)(i) only, Teachers (for so long as Teachers and its Affiliates hold Stockholder Shares and shares of Investment Company Preferred Stock with an aggregate Original Cost of at least $25,000,000) the Company shall, and shall cause each Subsidiary to:

                  (i) comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries taken as a whole, and pay and discharge when payable all Taxes, assessments and governmental charges (except to the extent the same are being contested in good faith and adequate reserves therefor have been established);

                  (ii) cause any agreement entered into by the Company or any Subsidiary after the date hereof which provides for the sale of Securities (or the capital stock of any Subsidiary of the Company) to or employment of an employee, to be in form and substance substantially similar to the draft of such agreement reviewed and approved by CHS; and

                  (iii) enforce the provisions of the Executive Securities Agreements and exercise all of its rights and remedies thereunder (including, without limitation, any repurchase options and first refusal rights).

         (d) Public Statements. The Company shall not, nor shall it permit any of its Subsidiaries or other Affiliates to, disclose any Purchaser's (or its Affiliates') name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give prior written notice to the Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure.

         (e) Board Meeting Materials. Until the consummation of a Public Offering, the Company shall deliver to each Purchaser (so long as such Purchaser holds Stockholder Shares equal to at least 5% of the voting power (other than with respect to the election of directors) of the Company) the reports and other materials that are distributed to the members of the Board in connection with a meeting of the Board as and when such reports and other materials are distributed to the Board. However, if the reports or other materials contain information which, in the Board's reasonable judgment, cannot be disclosed to a Purchaser, including, but not limited to, in order to avoid a conflict of interest on the part of a Purchaser or to preserve an attorney-client privilege or (if legally available) an accountant-client privilege, then such information may be deleted from any materials being distributed pursuant to this section in connection with any meeting.

         (f) Expenses. The annual management fees payable by the Company to CHS under Section 3(a) of the Management Agreement and the annual fees payable by the Company to Teachers under Section 1(a) of the Side Letter Regarding Fees shall in no event exceed $2,000,000 per year in the aggregate.

         5. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

                  "10% Affiliate" means with respect to any Person, any other Person controlling at least 10% of such Person, at least 10% of whom is controlled by, or at least 10% of whom is under common control with such first Person and in the case of a Person which is a partnership or limited liability company, any partner or member with at least a 10% partnership or membership interest in that Person.

                  "Affiliate" (and collectively "Affiliates") means with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person and in the case of a Person which is a partnership, any partner of that Person.

                  "Class A Common Stock" means the Class A Common Stock, par value $0.01 per share of, immediately prior to the Merger, HCI, and upon and following the Effective Time, the Company.

                  "Class C Common Stock" means the Class C Common Stock, par value $0.01 per share of, immediately prior to the Merger, HCI, and upon and following the Effective Time, the Company.

                  "Common Stock" means the Class A Common Stock and the Class C Common Stock.

                  "Dollars" and the sign "$" means lawful money of the United States of America.

                  "Effective Time" has the meaning set forth in the Merger Agreement.

                  "Indebtedness" means all indebtedness for borrowed money (including purchase money obligations), all indebtedness under revolving credit arrangements, all capitalized lease obligations, obligations evidenced by notes, bonds, debentures or similar instruments, obligations to pay the deferred purchase price of property or services, all obligations under swap transactions, derivative transactions or similar transactions, all indemnification obligations and all guarantees of any of the foregoing.

                  "Investment" as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

                  "Investment Company Preferred Stock" means the Preferred Stock, par value $0.01 per share of Hillman Investment Company.

                  "Loan Agreement" shall mean (i) the Loan Agreement dated as of the date hereof by and among the Company, Hillman Investment Company, Hillman Group and Allied Capital Corporation and (ii) the Senior Subordinated Debenture dated as of the date hereof issued by the Hillman Group to Allied Capital Corporation.

                  "Officer's Certificate" means a certificate signed by the chief executive officer or chief financial officer of HCI or the Company, as applicable, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such officer to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading.

                  "Person" means an individual, a partnership, a corporation, a limited liability company, association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Preferred Stock" means the Preferred Stock, par value $0.01 per share of, immediately prior to the Merger, HCI, and upon and following the Effective Time, the Company.

                  "Public Offering" means an underwritten public offering and sale, registered under the Securities Act, of shares of the Common Stock.

                  "Securities" means the Common Stock and the Preferred Stock.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

                  "Senior Credit Agreement" shall mean the Credit Agreement dated as of the date hereof by and among HCI, Hillman, Hillman Investment Company, Hillman Group and the Lenders from time to time party thereto.

                  "Subsidiary" means, with respect to any Person, a corporation, limited liability company, partnership, association, or business entity of which
(i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of the Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or member or general partner of such limited liability company, partnership, association, or other business entity.

                  "Teachers' Targets" means, with respect to a transaction, (i) either (A) all or substantially all (but in no event less than 90%) of (1) CHS Shares (as defined in the HCI Stockholders Agreement) and the (2) other Stockholder Shares (based on the value of such Stockholder Shares) are being sold (whether by merger, consolidation, recapitalization, reorganization, combination, sale or transfer of the Company's capital stock or otherwise), or
(B) all or substantially all of the Company's assets on a consolidated basis are being sold and, except for the Management Option (as defined in the HCI Stockholders Agreement), the proceeds of such sale, which are actually received by the Company and not otherwise required for the payment of fees, expenses, Indebtedness or other liabilities or obligations in connection with such transaction, are distributed to Teachers and its Affiliates upon the closing thereof; and (ii) 75% or more of the consideration to be paid to Teachers and its Affiliates in such transaction consists of cash or Marketable Securities (as defined in the HCI Stockholders Agreement) or a combination thereof; and (iii) the Teachers' IRR (as defined in the HCI Stockholders Agreement) is greater than 10% after giving effect to such transaction; and (iv) with respect to each class of Stockholder Shares, Teachers and its Affiliates shall receive the same form and amount of consideration per share as all other holders of such Stockholder Shares, or if holders of such class of Stockholder Shares are given an option as to the form and amount of consideration to be received, all such holders shall be given the same option (provided that if any option is given to employees of the Company or any of its Subsidiaries as to the consideration to be received by such employees in such transaction, including sale bonuses approved by the Board of Directors or an option to exchange shares of capital stock in the Company for ownership interests in the Person acquiring the Company, such option need not be given to other holders of Stockholder Shares); and (v) except for any Management Options, Teachers and its Affiliates will receive the same rights and benefits (including, without limitation, consideration and any fees) on a pro rata basis and have no more obligations in respect of its Stockholder Shares being sold than any member of the CHS Group or any other Stockholder (as defined in the HCI Stockholders Agreement).

         6.       Miscellaneous.

         (a) Pre-Emptive Rights. If after the date hereof the Company authorizes the issuance or sale (each an "Issuance") of any equity securities of the Company or any securities convertible, exchangeable or exercisable for equity securities of the Company and any other Stockholder Shares (as defined in the HCI Stockholders Agreement), the Company shall, at least 15 days and not more than 60 days prior to such issuance, notify the CHS Group and Teachers in writing of the Issuance (including the price, the purchaser thereof and the other terms thereof) and grant to the CHS Group and to Teachers the right (the "Right") to subscribe for and concurrently purchase such securities (collectively, the "Preemptive Stock"), in the same proportion at the same price and on the same terms as issued in the Issuance such that, after giving effect to the Issuance and exercise of the Right, the percentage of the Preemptive Stock immediately following such issuance owned by each such holder shall equal the percentage of the outstanding Stockholder Shares as was owned by each such holder prior to the Issuance on a fully diluted basis (but excluding any Stockholder Shares or any class of capital stock of the Company's Subsidiaries which are not then fully vested and, in the case of options, warrants or other rights to acquire capital stock, immediately exercisable, convertible or exchangeable for Stockholder Shares or any class of capital stock of the Company's Subsidiaries issued in such Issuance), or such lesser amount designated by such holder. Notwithstanding the foregoing, the rights set forth in this Section 6(a) shall not apply to Issuances: (i) pro rata to all holders of equity securities of the Company, as a subdivision of or other distribution in respect of, equity securities of the Company, (ii) to executives, directors, employees and consultants of the Company or its Subsidiaries, (iii) in connection with acquisitions by the Company or its Subsidiaries, (iv) in a Public Offering, or (v) to the Purchasers on the Closing Date pursuant to this Agreement. In addition, the rights set forth in this Section 6(a) shall not apply with respect to the CHS Group or to Teachers in connection with an Issuance to the extent the CHS Group or Teachers have available to them and exercises the pre-emptive rights set forth in Section 7 of the HCI Stockholders Agreement in connection with such Issuance. The rights set forth in this Section 6(a) shall continue until the earlier of the consummation of a Sale of the Company and the consummation of a Public Offering (each as defined in the HCI Stockholders Agreement).

         (b) Confidentiality. Except as otherwise required by law or judicial order or decree or by any governmental agency or authority, each Person entitled to receive information regarding the Company and its Subsidiaries under this Agreement or otherwise shall use its reasonable efforts to maintain the confidentiality of all nonpublic information obtained by it hereunder; provided that each such Person may disclose such information (i) to such Person's representatives and professional advisers, (ii) in connection with the sale or transfer of any capital stock if such Person's transferee agrees in writing to be bound by the provisions hereof, and (iii) in summary form, in connection with communications with its limited partners, financing sources, employees, agents, advisors, partners and potential partners or to the extent reasonably required in the ordinary course of their businesses.

         (c) Remedies. The Purchasers shall have all rights and remedies set forth in this Agreement and all rights and remedies which the Purchasers have been granted at any time under any other agreement or contract and all of the rights which the Purchasers have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

         (d) Purchasers' Investment Representations. Each Purchaser is an "Accredited Investor" as such term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Each Purchaser hereby represents that he, she or it is acquiring the Securities purchased hereunder or acquired pursuant hereto for his, her or its own account with the present intention of holding such securities for purposes of investment, and that he, she or it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws; provided that nothing contained herein shall prevent the Purchasers and subsequent holders of Securities from transferring such securities in compliance with the provisions of Section 4 of the HCI Stockholders Agreement hereof.

         (e) Place of Payments with Respect to the Securities. All payments to be made to a Purchaser with respect to the Securities, including, without limitation, dividends and redemption payments, shall be delivered to the respective address indicated on Schedule B or to such other Person or account as a Purchaser may from time to time specify to HCI by prior written notice.

         (f) Consent to Amendments. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of CHS and Teachers; provided that in the event that such amendment or waiver would treat a Purchaser or group of Purchasers materially and adversely differently from any other Purchaser or group of Purchasers, then such amendment or waiver will also require the consent of such Purchaser or group of Purchasers (based on the relative ownership of Common Stock) so materially and adversely treated; provided, further, that no amendment or modification that by its terms expressly amends in an adverse manner any right specifically granted to a particular Purchaser hereunder shall be effective without the prior written consent of such Purchaser; provided, further, that no amendment to Section 4(a) hereof, Section 4(e) hereof, Section 4(f) hereof or this Section 6(f) hereof (to the extent it amends this proviso) shall be effective without the prior approval of HarbourVest. No other course of dealing between the Company and any Purchaser or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any such Person. For purposes of this Agreement, any Securities held by the Company shall not be deemed to be outstanding.

         (g) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by any Purchaser or on such Purchaser's behalf.

         (h) Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for each Purchaser's benefit as a purchaser of the Securities are also for the benefit of, and enforceable by, any subsequent holder of the Securities.

         (i) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         (j) Counterparts; Facsimile Signature. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

         (k) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

         (l) Governing Law. This Agreement will be governed in all respects by the laws of the State of Delaware, without regard to the principles of conflicts of law of such state.

         (m) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

                  The Company's address is:

                  The Hillman Companies, Inc.
                  10590 Hamilton Avenue
                  Cincinnati, Ohio 45231
                  Attention: Chief Executive Officer

                  with a copy (which shall not constitute notice to the Company) to:

                  Code Hennessy & Simmons IV LP
                  10 South Wacker Drive, Suite 3175
                  Chicago, Illinois 60606

                  Attention: Peter M. Gotsch

                  and

                  Kirkland & Ellis LLP
                  200 East Randolph Drive
                  Chicago, IL 60601
                  Attention: Stephen L. Ritchie, P.C.

                  Teachers' address is:

                  Ontario Teachers' Pension Plan Board
                  5650 Yonge Street
                  Toronto, Ontario M2M 4H5
                  Canada
                  Attention:  J. Mark MacDonald

                  with copies (which shall not constitute notice to Teachers) to:

                  Ontario Teachers' Pension Plan Board
                  Law Department
                  5650 Yonge Street
                  Toronto, Ontario M2M 4H5
                  Attention: Legal Counsel, Investments

                  and

                  Torys LLP
                  237 Park Avenue
                  New York, NY 10017
                  Attention: Joseph J. Romagnoli, Esq.

                  HarbourVest's address is:

                  HarbourVest Partners VI - Direct Fund, L.P.
                  c/o HarbourVest Partners LLC
                  One Financial Center, 44th floor
                  Boston, MA 02111

                  with a copy (which shall not constitute notice to HarbourVest) to:

                  Debevoise & Plimpton LLP
                  919 Third Avenue
                  New York, NY 10022
                  Attention:  David J. Schwartz

         (n) MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

         (o) Entire Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

         (p) Understanding Among the Purchasers. The determination of each Purchaser to purchase the Securities pursuant to this Agreement has been made by such Purchaser independent of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the Purchasers that no Purchaser has acted as an agent of any other Purchaser in connection with making its investment hereunder and that no Purchaser shall be acting as an agent of any other Purchaser in connection with monitoring its investment hereunder. It is further acknowledged by each of the other Purchasers that CHS has retained Kirkland & Ellis LLP to act as their counsel in connection with the transactions contemplated hereby and that Kirkland & Ellis LLP has not acted as counsel for any of the other Purchasers in connection herewith and that none of the other Purchasers has the status of a client of Kirkland & Ellis LLP for conflict of interest or other purposes as a result thereof.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have executed this HCI Securities Purchase Agreement on the date first written above.

                                     HCI ACQUISITION CORP.

                                     By:  /s/ PETER M. GOTSCH
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Its:
                                          --------------------------------------

                                     CODE HENNESSY & SIMMONS IV LP

                                     By: CHS Management IV LP
                                     Its: General Partner
                                     By: Code Hennessy & Simmons LLC
                                     Its: General Partner

                                     By:  /s/ PETER M. GOTSCH
                                         ---------------------------------------
                                         Peter M. Gotsch
                                         Partner

                                     ONTARIO TEACHERS' PENSION PLAN BOARD

                                     By:  /s/ J. MARK MACDONALD
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Its:
                                          --------------------------------------

                                     HARBOURVEST PARTNERS VI - DIRECT FUND, L.P.

                                     By: HarbourVest VI - Direct Associates LLC
                                     Its: General Partner
                                     By: HarbourVest Partners, LLC
                                     Its: Managing Member

                                     By:  /s/ WILLIAM A. JOHNSTON
                                         ---------------------------------------
                                     Name:
                                           -------------------------------------
                                     Its:
                                          --------------------------------------

                                     RANDOLPH STREET PARTNERS VI

                                      /s/ STEPHEN L. RITCHIE
                                     -------------------------------------------
                                     By:
                                         ---------------------------------------
                                     Its: Managing Partner

                                      /s/ PAIGE WALSH
                                     -------------------------------------------
                                     Paige Walsh